EXHIBIT 10.39

VIACOM INC.

DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS

(Effective as of [date of the separation])

1.
Establishment of Plan

        The Viacom Inc. Deferred Compensation Plan for Outside Directors (the "Plan") has been established by Viacom Inc. (the "Company") for eligible members of the Board of Directors (as described below).

2.
Plan Participation

          (a)   Each person who is a member of the Board of Directors of the Company and who is not an employee of the Company (an "Outside Director" or "Director") may elect to become a participant in this Plan (a "Participant"), and as such defer all cash fees (which shall include retainer, meeting and committee attendance fees and any other amounts that the Board so determines) to which the Director may thereafter be entitled. Such election shall be in writing, in a form prescribed by the Company that includes the alternatives for the investment election and payment election, and, except as otherwise provided below, shall remain in effect as long as the Participant shall continue to receive compensation as a Director.

          (b)   A Participant may elect to participate in the Plan within 30 days of the beginning of his or her term in office as a Director, for the fees payable thereafter. A Participant may also elect to participate in the Plan before December 31 of each year, for the fees payable for the subsequent calendar year and thereafter. A Participant may discontinue participation in the Plan and/or change or modify his or her investment election annually by filing a written notice with the Company prior to December 31 of a particular year, which notice shall be effective for all fees payable for the subsequent calendar year and thereafter, subject to the following restrictions:

    (i)
    Investment Election.    Changes to the investment election will be applicable to subsequent fees only and no existing account may be converted into another type of account; and

    (ii)
    Payment Election.    A Participant may not change his or her payment election from that selected at the time he or she initially elects to participate in the Plan. The payment election will be applicable to the entire balance of the Participant's Deferred Compensation Account(s).

3.
Deferred Compensation Accounts

        There shall be available two accounts, an "Income Account" and a "Stock Unit Account" to which the fees deferred by the Participant pursuant to this Plan may be credited. At the time of electing to participate in this Plan, the Participant shall also select one of the two accounts into which his or her deferred fees shall be credited.

          (a)   Income Account: Fees deferred by a Participant shall be credited as a dollar amount to this account at the time payment would otherwise have been due. At the end of each calendar quarter, the Participant's Income Account will be credited for such quarter with interest at the prime rate in effect at the beginning of such calendar quarter at Citibank, N.A., which interest shall be applied on the basis of the average closing monthly credit balance in the Participant's Income Account during such quarter.

          (b)   Stock Unit Account: Fees deferred by a Participant shall be credited as a dollar amount to this account at the time payment would otherwise have been due. At the beginning of each calendar quarter, each Participant's Stock Unit Account shall be adjusted as follows:

    (i)
    First, the dollar amount remaining in such account (not yet converted into Stock Unit Shares as described below) during the preceding calendar quarter, plus all dollar amounts (for fees and any cash dividends) credited to such account during the preceding calendar quarter, shall be credited for the preceding calendar quarter with interest computed in the manner described in Paragraph 3(a) above.

    (ii)
    Next, the dollar amount in such account after the adjustments pursuant to clause (i) above, plus the dollar amount of deferred quarterly retainer fees credited on such day to this account, shall be converted (x) 50% into Class A Common Stock Unit Shares equal in number to the maximum number of whole shares of Viacom Inc. Class A Common Stock which could be purchased with such dollar amount at the closing market price for such stock on the first day of such calendar quarter, or if that date was not a trading date on the next preceding trading date, and (y) 50% into Class B Common Stock Unit Shares equal in number to the maximum number of whole shares of Viacom Inc. Class B Common Stock which could be purchased with such dollar amount at the closing market price for such stock on the first day of such calendar quarter, or if that date was not a trading date, on the next preceding trading date. The Class A Common Stock Unit Shares and Class B Common Stock Unit Shares are collectively referred to as "Stock Unit Shares." Any balance remaining in the account after the conversion into Stock Unit Shares will be reflected as a cash balance in such account.

In the event that cash dividends are declared on the Viacom Inc. Class A Common Stock or Class B Common Stock or any other stock for which stock unit shares are held in the Stock Unit Account, on each dividend payment date an amount equivalent to the prevailing dividend per share of such stock shall be credited in cash to such account for each Class A Common Stock Unit Share or Class B Common Stock Unit Share or other stock unit shares, as appropriate. Stock unit shares shall be appropriately adjusted in the event of any stock dividends, stock splits or any other similar changes in the Viacom Inc. Class A Common Stock or Class B Common Stock or other stock for which stock unit shares are held in the Stock Unit Account.

4.
Payments

          (a)   Upon termination of a Participant's service as a Director, payment of his or her Deferred Compensation Account(s) shall be made in cash in a lump sum, three (3) annual installments or five (5) annual installments in accordance with the Participant's payment election. The lump sum payment or the initial annual installment shall be made on the later of six months after the Director leaves the Board or January 15th of the year following the year the Director leaves the Board. Each subsequent installment payment shall be made on the anniversary of the initial installment payment.

          (b)   The Class A Common Stock Unit Shares and Class B Common Stock Unit Shares in a Participant's Stock Unit Account shall be valued on the basis of the average of the closing market prices of the Viacom Inc. Class A Common Stock or Class B Common Stock, as appropriate, on the New York Stock Exchange or such other stock exchange on which the Class A Common Stock or Class B Common Stock may be listed, on each trading date during the four (4) week period ending five (5) business days prior to the payment date.

          (c)   In the case of installment payments, the Deferred Compensation Account(s) shall be credited with interest calculated in accordance with Paragraph 3(a) above, which interest shall accrue beginning on the date the first installment is paid and the appropriate portion of which shall be paid to the Participant on the date of each annual installment following the date of credit until all installments are paid.

          (d)   In the event of a Participant's death, payment of all or the remaining portion of the Deferred Compensation Account(s) will be made to his or her beneficiary or beneficiaries in accordance with the Participant's payment election. The amount of such payment will be calculated as set forth herein.

5.
Beneficiaries

        Each Participant entitled to payment of the deferred fees hereunder may name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any such deferred fees are to be paid in case of his or her death, before he or she receives all of such fees. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during his or her lifetime. In the absence of any such designation or if all persons so designated die prior to the payment of the entire amount of deferred fees to which he or she is entitled, any deferred fees remaining unpaid at a Participant's death shall be paid to the estate of the last to die of the Participant and all persons so designated.

6.
Participant's Rights Unsecured

        The right of any Participant to receive a distribution hereunder in cash shall be an unsecured claim against the general assets of the Company. The Company's obligation with respect to the payment of amounts deferred hereunder may not be assigned.

7.
Amendments and Adjustments to the Plan

        The Board of Directors of the Company may amend the Plan at any time, without the consent of the Participants or their beneficiaries; provided, however, that no amendment shall divest any Participant of rights to which he or she would have been entitled if the Plan had been terminated on the effective date of such amendment.

        In the event of any merger, consolidation, stock-split, dividend (other than a regular cash dividend), distribution, combination, recapitalization or reclassification that changes the character or amount of the Viacom Inc. Class A Common Stock or Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of the Company, the Board shall make such proportionate adjustments to the stock unit shares held in the Plan and any other affected provision of the Plan in each case, as it deems appropriate. The Board's determination as to what, if any, adjustments shall be made shall be final and binding on the Company and all Participants.

8.
Termination of Plan

        The Board of Directors of the Company may terminate the Plan at any time, without the consent of the Participants or their beneficiaries. Termination of the Plan shall not affect the timing of distributions from a Participant's Deferred Compensation Account(s) or the calculation of the amount of the payment.

9.
Expenses

        The cost of administration of the Plan will be paid by the Company.